UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ExamWorks Group, Inc.

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3280 Peachtree Road NE, Suite 2625

Atlanta, GA 30305

April 25, 2014

Dear ExamWorks Stockholder:

We are pleased to invite you to attend the 2014 Annual Meeting of Stockholders of ExamWorks Group, Inc., which will be held on Thursday, June 5, 2014 at 10:00 a.m. Eastern Time, at the company’s global corporate headquarters at 3280 Peachtree Road NE, Suite 2625, Atlanta, GA 30305.  Details of the business to be conducted at the annual meeting are given in the Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting of Stockholders to be held on June 5, 2014 (the “Notice”) and in the Proxy Statement.

We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules.  Consequently, the majority of stockholders will not receive paper copies of our proxy materials.  We will instead mail stockholders the Notice with instructions for accessing proxy materials and voting via the Internet.  The Notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose.  This makes the proxy distribution process more efficient, while conserving resources.

Your vote is important and we encourage you to vote promptly.  For record holders, whether or not you are able to attend the annual meeting in person, please follow the instructions contained in the Notice on how to vote via the Internet, by phone, or request a paper proxy card to complete, sign and return by mail so that your shares may be voted.   If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

On behalf of the Board of Directors and management of ExamWorks, I extend our appreciation for your continued support.

Sincerely,

Richard E. Perlman

Executive Chairman

EXAMWORKS GROUP, INC.

3280 Peachtree Road NE, Suite 2625

Atlanta, GA 30305

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON THURSDAY, JUNE 5, 2014

NOTICE

Our Annual Meeting of Stockholders (“Annual Meeting”) will be held:

Date:	Thursday, June 5, 2014

Time:	10:00 a.m., Eastern Time

Location:	ExamWorks Global Corporate Headquarters 3280 Peachtree Road NE Suite 2625 Atlanta, GA 30305

PURPOSE

●	Election of two Class I directors to the Board of Directors, each to serve a term of three years;

●	Ratification of appointment of KPMG LLP as independent registered public accountants for the year ending December 31, 2014;

●	Adopt a non-binding resolution to approve the compensation of our named executive officers; and

●	Transact such other business as may properly come before the meeting and any adjournment of the meeting.

PROCEDURES

●	Our Board of Directors has fixed April 14, 2014 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

●

Only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting.  Stockholders who hold shares in “street name” (e.g., in a bank or brokerage account) must obtain a legal proxy form from their bank or broker to vote at the meeting. You will need to bring the legal proxy with you to the meeting, or you will not be able to vote at the meeting.

●

The proxy statement for our Annual Meeting and our annual report to stockholders on Form 10-K for the year ended December 31, 2013 are available on our website at www.examworks.com.  Additionally, and in accordance with Securities and Exchange Commission rules, you may access our proxy materials at www.proxyvote.com.

By Order of the Board of Directors,

Richard E. Perlman

Executive Chairman

April 25, 2014

Atlanta, Georgia

EXAMWORKS GROUP, INC.

3280 Peachtree Road NE, Suite 2625

Atlanta, GA 30305

ANNUAL MEETING OF STOCKHOLDERS

To be held on June 5, 2014

PROXY STATEMENT

Purpose

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of ExamWorks Group, Inc., a Delaware corporation (“ExamWorks” or the “Company”), for use at the Annual Meeting of Stockholders of ExamWorks to be held on June 5, 2014 (the “Annual Meeting”), and at any adjournments or postponements thereof. Stockholders of record at the close of business on April 14, 2014, are entitled to notice of, and to vote at, the Annual Meeting. On April 14, 2014, we had 38,284,981 shares of common stock outstanding. The common stock is our only outstanding class of voting securities. This Proxy Statement and accompanying material, including the form of proxy, was first made available to the Company’s stockholders on or about April 25, 2014.

This Proxy Statement is being delivered along with our Annual Report on Form 10-K (which includes the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2013). As is the practice of many other companies, the Company is now providing proxy materials by a “notice and access” process through the Internet. Those stockholders who wish to receive paper proxy materials may request them.

Voting Instructions

General – Shares represented by all valid proxies received by phone, by Internet or by mail will be voted in the manner directed by the stockholder. If no direction is made, except as discussed below regarding broker non-votes, each proxy received will be voted:

1.	for the election of the Class I nominees for the Board named in this Proxy Statement;

2.	for the ratification of the selection of KPMG LLP as the Company’s independent registered public accountants for the year ending December 31, 2014;

3.	for the approval of the compensation of our named executive officers (the “Say on Pay” proposal); and

4.	in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

Signature Requirements — If stock is registered in the name of more than one person, each named person should sign the proxy. If the stockholder is a corporation, the proxy should be signed in the corporation’s name by a duly authorized officer. If a proxy is signed as an attorney, trustee, guardian, executor, administrator or a person in any other representative capacity, the signer’s full title should be given.

Revocation — A stockholder giving a proxy may revoke it at any time before the vote is cast at the Annual Meeting by (i) executing and returning either a written revocation or a proxy bearing a later date to the General Counsel and Secretary of the Company, Clare Arguedas, at the Company’s principal office, or to the Company’s tabulation agent, Broadridge Financial Services, Inc., prior to the Annual Meeting, or (ii) voting in person at the Annual Meeting. Any stockholder who attends the Annual Meeting in person will not be considered to have revoked his or her proxy unless such stockholder affirmatively indicates at the Annual Meeting his or her intention to vote the shares represented by such proxy in person.

Quorum; Vote Required — The presence, in person or by proxy, of the holders of a majority in voting power of the stock issued and outstanding and entitled to vote at the meeting is required to constitute a quorum at the meeting. The holders of common stock are entitled to one vote for each share they hold. The directors shall be elected by a plurality of the votes validly cast, in person or by proxy, at the Annual Meeting in the election of directors. The affirmative vote of the holders of a majority in voting power of the shares of stock of the Company which are entitled to vote at the meeting and are present in person or by proxy is required to (a) ratify the selection of KPMG LLP as the Company’s independent registered public accounts for the year ending December 31, 2014 by the Audit Committee of the Board, and (b) approve the Company’s compensation of its named executive officers (“NEOs”) in the “Say on Pay” proposal.

Shares represented by proxies which indicate that the stockholders abstain as to the election of directors or to other proposals will be treated as being present for the purpose of determining the presence of a quorum and, other than for the election of directors, the number of votes cast with respect to each proposal. Consequently, an abstention will have the effect of a vote against with respect to proposals other than the election of directors.

If a broker does not receive instructions from the beneficial owner of shares of common stock held in street name for certain types of proposals it must indicate on the proxy that it does not have authority to vote such shares (a “broker non-vote”) as to such proposals. Shares represented by broker non-votes will be considered present for purposes of a quorum, but will not be considered voted with regard to or treated as present with respect to those proposals to which the broker non-votes relate. If a stockholder whose shares of common stock are held in “street name” by a brokerage firm does not instruct the broker how to vote in the election of directors or approval of the compensation of our NEOs, such stockholder’s broker will not be allowed to vote with respect to these proposals. As a result, if the proxy is returned by the broker, the shares represented thereby will be considered present for purposes of a quorum, but will not be treated as voted in the election of directors or approval of the compensation of our NEOs. Brokers are allowed to vote on behalf of beneficial owners without instruction in the ratification of the selection of auditors.

Expenses of Solicitation

Expenses incurred in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by a “notice and access” process through the Internet but, in addition, officers and other employees of Company may solicit proxies by telephone, in person or by other means of communication, but will receive no extra compensation for such services. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for costs incurred in connection with this solicitation.

MATTERS TO BE CONSIDERED

General

The following is a discussion of the matters to be presented for stockholder approval at the Annual Meeting:

PROPOSAL 1:

ELECTION OF DIRECTORS

Each of the nominees listed below has been nominated for re-election as a Class I director until the Annual Meeting of Stockholders to be held in 2017 and until such person’s successor is elected. Each of the following nominees is presently serving as a director of ExamWorks.

In the event any nominee is not available as a candidate for director, votes will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be nominated by the Board’s corporate governance and nominating committee (the “CGN Committee”). The Board has no reason to believe that any nominee will be unable or unwilling to serve as a director, if elected.

Information about Nominees for Election as Class I Directors

The following paragraphs provide information as of the date of this Proxy Statement about each nominee for Class I director. The information presented includes information each nominee has provided us about his age (as of April 25, 2014), all positions he holds, his principal occupation and business experience for the past five years and the names of other publicly-held companies for which he currently serves as a director or has served as a director during the past five years.

J. Thomas Presby (74)

Background: Mr. Presby has been a director of the Company since June 2009. In June 2002, Mr. Presby retired as a partner with Deloitte Touche Tohmatsu, an international accounting and consulting firm. Over a period of 30 years, Mr. Presby held many positions with Deloitte in the U.S. and abroad, including deputy chairman and chief operating officer from January 1995 until his retirement. Mr. Presby currently serves as a director and audit committee chair of Invesco Ltd., First Solar, Inc. and World Fuel Services Corporation. Mr. Presby served as a director of Tiffany & Co. from November 2003 to May 2012, PracticeWorks, Inc. from June 2002 to October 2003, and GreenPoint Financial Corporation from January 2003 to October 2004. From December 2003 to January 2009, Mr. Presby was a director of TurboChef Technologies, Inc., and from December 2005 to January 2011, Mr. Presby was a director of American Eagle Outfitters Inc. The National Association of Corporate Directors named Mr. Presby one of America’s Top 100 directors for 2011. Mr. Presby received a B.S. in Electrical Engineering from Rutgers University, and an M.S. in Industrial Administration from the Carnegie Mellon University Graduate School of Business. Mr. Presby is a Certified Public Accountant in New York and Ohio.

Additional Experience and Qualifications: Mr. Presby brings extensive experience at the highest levels of finance and accounting to the Board, having served for three decades as a partner, as well as in positions of senior management (including Chief Operating Officer), at one of the world’s largest accounting firms. Mr. Presby serves a number of leading companies by chairing their audit committees, a role which he also fulfills for ExamWorks, where he is recognized by the Board as its audit committee financial expert. The Board has determined that Mr. Presby’s simultaneous service on four audit committees does not and will not impair his ability to effectively serve as the chair of our audit committee.

David B. Zenoff (76)

Background: Dr. Zenoff has been a director of the Company since July 2010. Dr. Zenoff is also President of David B. Zenoff and Associates, Inc., a strategy and administrative practices firm he founded in 1973. Dr. Zenoff currently serves as a director of Depomed, Inc. and served as a director of Williams-Sonoma, Inc. from August 2005 until May 2011. From 1966 to 1972, Dr. Zenoff was a full-time faculty member at the Columbia Graduate School of Business. During the 1970s and the 1980s, Dr. Zenoff was a part-time faculty member at the Stanford University Graduate School of Business, and from 1983 to 1984, he was a visiting professor at IMD (formerly IMEDE), a business school in Lausanne, Switzerland. He has authored eight books on management, finance and marketing. Dr. Zenoff received a B.A. in Economics from Stanford University, and a doctorate in International Business and an M.B.A. from Harvard University.

Additional Experience and Qualifications: Dr. Zenoff’s qualifications to serve on our Board of Directors include his broad strategic and management consulting experience with over 90 large companies and organizations in 31 countries and his expertise in guiding long-term strategic and corporate management planning and advising on organization renewal, increasing organization performance, marketplace strategy, and executive team-building and business leadership practices.

 The Board Recommends a vote FOR the election of each of the nominees named above for election as Class I director.

Information About Directors Continuing in Office

The information presented includes information each continuing director has provided us about his age (as of April 25, 2014), all positions he holds, his principal occupation and business experience for the past five years and the names of other publicly-held companies for which he currently serves as a director or has served as a director during the past five years.

Name	Age	Class
Peter B. Bach	49	Class II
Peter M. Graham	59	Class II
William A. Shutzer	67	Class II
Richard E. Perlman	67	Class III
James K. Price	56	Class III

Peter B. Bach has been a director of the Company since July 2010. Dr. Bach is an attending physician for the Department of Medicine, Memorial Hospital for Cancer and Allied Diseases, and holds a Full Member academic position with Memorial Sloan-Kettering Cancer Center. He is board certified in Internal Medicine, and board eligible in Pulmonary Medicine and Critical Care Medicine. Dr. Bach is a former member of the working group on HIT for the President’s Council of Advisors on Science and Technology and a member of the World Economic Forum council on Digital Health. From February 2005 to November 2006, Dr. Bach served as the Senior Advisor to the Administrator of the Centers for Medicare and Medicaid Services. From October 2004 to September 2009, Dr. Bach was an associate attending physician for the Department of Medicine, Memorial Hospital for Cancer and Allied Diseases, and held an Associate Member academic position with Memorial Sloan-Kettering Cancer Center. Dr. Bach has been a licensed physician in Illinois from June 1995 to June 1997 and in New York since October 1998. Dr. Bach received a B.A. in English and American Literature from Harvard University, an M.D. from the University of Minnesota, and an M.A. in Public Policy from the Harris School of Public Policy at the University of Chicago.

We believe Dr. Bach’s qualifications to serve on our Board include his extensive background in clinical medicine and medical policy.

Peter M. Graham has been a director of the Company since September 2010. Mr. Graham is currently the Chairman of the Board of Seventh Generation, Inc., a privately-held consumer products company, a position he has held since 2000. From November 1998 to November 2010, Mr. Graham was also a director of Alloy, Inc., a media and marketing programs provider, where he served as chair of the audit committee and the compensation committee, prior to the company’s going private transaction. From 1994 through December 2004, Mr. Graham held various positions with Ladenburg Thalmann Group Inc., an investment banking organization, including Principal, President, Vice Chairman and Managing Director of its principal subsidiary, Ladenburg Thalmann & Co. Inc. Mr. Graham joined Ladenburg Thalmann & Co. Inc. in 1976 after having attended the Wharton School of Business at the University of Pennsylvania.

We believe Mr. Graham’s qualifications to serve on our Board include his key experience within the investment banking industry, and extensive knowledge of finance and capital markets.

William A. Shutzer has been a director of the Company since July 2010. Mr. Shutzer currently serves as a Senior Managing Director of Evercore Partners, an investment banking/financial advisory firm, a position he has held since April 2004. Mr. Shutzer is also a member of the Board of Directors of Tiffany & Co. and Mediabistro Inc. (formerly known as WebMedia Brands, Inc.). He has also served as a director of the following public companies during the past ten years: American Financial Group (2003-2006); CSK Auto (2002-2008); and TurboChef Technologies (2003-2009). He previously served as a Managing Director of Lehman Brothers, an investment banking firm, from October 2000 through December 2003, a Partner at Thomas Weisel Partners LLC, a merchant banking firm, from September 1999 through June 2000, Chairman of Investment Banking of ING Baring Furman Selz LLC, an investment banking and brokerage firm, from January 1998 through June 1999, President of Furman Selz Inc., an investment banking and brokerage firm, from October 1996 through December 1997, Executive Vice President of Furman Selz, Inc., from March 1994 through September 1996 and as a Managing Director of Lehman Brothers and its predecessors from September 1978 through February 1994. Mr. Shutzer received both his B.A. and M.B.A. degrees from Harvard University.

We believe Mr. Shutzer’s qualifications to serve on our Board include his knowledge of and experience in finance, investment banking, investor relations and corporate strategy.

Richard E. Perlman has been our Executive Chairman since August 12, 2010. Previously, Mr. Perlman served as our Co-Chairman of the Board, Co-Chief Executive Officer and a director from July 2008. Mr. Perlman currently serves on the board of directors of the ONE Group, Inc., and is a Trustee of the James Beard Foundation. Mr. Perlman is also the President of Compass Partners, L.L.C., a merchant banking and financial advisory firm he founded in 1995 that specializes in middle market companies and corporate restructuring. Mr. Perlman served as Chairman and Director of TurboChef Technologies, Inc., a commercial food equipment manufacturer, from October 2003 until January 2009, when TurboChef was acquired by The Middleby Corporation. Mr. Perlman was the Chairman of PracticeWorks, Inc., a dental software company, from March 2001 until its acquisition by The Eastman Kodak Company in October 2003. Mr. Perlman also served as Chairman and Treasurer of AMICAS, Inc. (formerly VitalWorks Inc.), a software company specializing in healthcare practice management, from January 1998 and as a Director from March 1997 until the completion of the spin-off of PracticeWorks, Inc. in March 2001. Prior to this time, Mr. Perlman was involved in the acquisition and operation of several private companies in the home furnishings, automobile replacement parts and real estate industries where he was a principal and Chief Executive Officer. Mr. Perlman is on the Advisory Board of The Wharton School Entrepreneurship Program as well as the sponsor of The Perlman Grand Prize for the winner of The Annual Wharton School Business Plan Contest. Mr. Perlman received a B.S. in Economics from the Wharton School of the University of Pennsylvania and a Masters in Business Administration from Columbia University Graduate School of Business.

We believe Mr. Perlman’s qualifications to serve on our Board include his expertise in business and corporate strategy, his current and prior experience serving in director and senior management roles at public companies, his knowledge regarding our Company and our industry and his experience as a merchant banker and financial advisor.

James K. Price has been our Chief Executive Officer since August 12, 2010 and a director since July 2008. Previously, Mr. Price served as our Co-Chairman of the Board and Co-Chief Executive Officer from July 2008. From October 2003 to January 2009, Mr. Price served as President, Chief Executive Officer and director of TurboChef Technologies, Inc. Mr. Price served as President, Chief Executive Officer and a director of PracticeWorks, Inc. from March 2001 until its acquisition by The Eastman Kodak Company in October 2003. Mr. Price was a co-founder of AMICAS, Inc. (formerly VitalWorks Inc.) and served as its Executive Vice President and Secretary from July 1997 until the completion of the spin-off of PracticeWorks, Inc. in March 2001. Mr. Price has served as an executive officer of American Medcare and also co-founded and was an executive officer of International Computer Solutions, which companies both provided healthcare software systems and information services and were acquired by VitalWorks Inc. Mr. Price sits on the Board of Directors of several privately held companies and non-profit organizations. Mr. Price holds a B.A. in marketing from the University of Georgia.

We believe Mr. Price’s qualifications to serve on our Board include his expertise in business and corporate strategy, his prior experience at public companies, including with respect to acquisition transactions and operations, and his knowledge regarding our Company and our industry.

PROPOSAL 2:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

In accordance with its charter, the audit committee of the Board (the “Audit Committee”) has selected KPMG LLP, independent registered public accountants, to audit the Company’s consolidated financial statements for the year ending December 31, 2014. The Audit Committee is asking the stockholders to ratify the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2014.

In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and the stockholders’ best interests.  The Audit Committee has approved all services provided by KPMG LLP. A member of KPMG LLP will be present at the meeting with the opportunity to make a statement and respond to appropriate questions from stockholders.

Principal Accounting Fees and Services

Audit Fees

Fees for audit services totaled approximately $810,000 and $880,000 in 2013 and 2012, respectively. Audit fees principally include fees relating to audits of the Company’s 2013 and 2012 fiscal years and audits performed in connection with acquisitions.

Audit-Related Fees

The Company did not pay its principal accountant any audit-related services fees in 2013. Fees for audit-related services totaled approximately $135,000 in 2012. Audit-related services fees for 2012 principally include fees related to acquisition due diligence and the registration exchange offer in 2012 of the Company’s 9.0% senior notes due 2019.

Tax Fees

Fees for tax services totaled approximately $110,000 in 2013 and $60,000 in 2012.

All Other Fees

The Company did not pay its principal accountant any other fees in 2013 and 2012.

The Audit Committee pre-approves all services for which the principal accountant is engaged.

We have been advised by KPMG LLP that neither the firm, nor any member firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

The Board recommends a vote FOR the ratification of the appointment of KPMG LLP as independent registered public accountants for the Company for the fiscal year ending December 31, 2014.

PROPOSAL 3:

NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act of 1934 (the “Exchange Act”) (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the Securities and Exchange Commission (the “SEC”), we are including in these proxy materials a separate resolution subject to stockholder vote to approve, in a non-binding, advisory vote, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the SEC’s rules.

Stockholders should note that the compensation committee of the Board (the “Compensation Committee”) has designed the executive compensation program to motivate, reward, attract, and retain the management deemed essential to ensure the continuing success of the Company. The program seeks to align executive compensation with the Company’s objectives, business strategy, and financial performance. In applying these principles, the Company seeks to:

●	incentivize and reward performance that leads to the long-term enhancement of stockholder value;

●	attract and retain executives critical to the success of the Company and ensure that the compensation program reflects current labor market and industry conditions; and

●	align the interests of executives with the long-term interests of stockholders through equity award opportunities that can result in ownership of Company stock.

We are asking our stockholders to indicate their support for our NEO compensation as described in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the NEOs, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion is hereby APPROVED.”

The “Say on Pay” vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is a significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board recommends a vote FOR approval of the compensation paid to the NEOs as disclosed in this Proxy Statement in accordance with the compensation disclosure requirements of the SEC, including in the Compensation Discussion and Analysis, compensation tables and the related narrative disclosures.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Director Independence

Our Board consists of seven (7) members, a majority of whom are independent under the rules of the New York Stock Exchange. Pursuant to the corporate governance listing standards of the New York Stock Exchange, a director employed by us cannot be deemed to be an “independent director,” and each other director will qualify as “independent” only if our Board affirmatively determines that he has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

Our Board has affirmatively determined that each of Drs. Bach and Zenoff, and Messrs. Presby, Shutzer and Graham is “independent” in accordance with Section 303A.02 of the New York Stock Exchange Listed Company Manual. The independent directors hold executive sessions on a regular basis.  In accordance with the Company’s corporate governance guidelines, the independent directors may select one independent director to preside over all executive sessions in a given year.  In 2013, the independent directors selected the chair of the CGN Committee, Dr. Zenoff, to preside over all executive sessions, which were held at least quarterly. All of the members of the Board’s Audit Committee, Compensation Committee and CGN Committee are independent as defined under the rules of the New York Stock Exchange. Further, all of the independent directors have the opportunity to comment upon Board meeting agendas and to raise items for further discussion at Board meetings. Based on the foregoing factors, the Board has not designated one independent director as its lead independent director.

Messrs. Perlman, Price, Presby and Shutzer have invested in unrelated businesses together in the past and may, as may other directors, make other investments together in the future.

Meetings of the Board and Attendance at the Annual Meeting of Stockholders

During 2013, there were ten (10) meetings of the Board. Each incumbent director attended more than 75% of the aggregate of all meetings of the Board and of any committees on which he served.

The Board does not have a policy requiring director attendance at the annual stockholders meeting. However, directors are encouraged to attend either in person or by teleconference. All of the directors attended the 2013 Annual Meeting of Stockholders held on May 8, 2013.

Director Compensation

The following table presents information relating to total compensation of the directors for the fiscal year ended December 31, 2013. Information with respect to the compensation of Messrs. Perlman and Price is included below in the “Summary Compensation Table,” as neither received separate compensation for his service as a director in 2013.

Name	Fees earned or paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Peter B. Bach	50,500	97,000	—	—	—	—	147,500
Peter M. Graham	48,000	92,000	—	—	—	—	140,000
J. Thomas Presby	53,000	102,000	—	—	—	—	155,000
William A. Shutzer	50,500	97,000	—	—	—	—	147,500
David B. Zenoff	50,500	97,000	—	—	—	—	147,500

(1) This column reports the estimated aggregate grant date fair value of awards computed in accordance with stock-based compensation accounting rules (ASC Topic 718). A discussion of the assumptions used in calculating the award values may be found in Note 2 to our consolidated financial statements included in our Form 10-K for the fiscal year ended December 31, 2013. These awards vest in full on July 31, 2014, or upon a Change in Control, as defined in the Company’s Amended and Restated 2008 Stock Incentive Plan, as amended.

Our non-employee director compensation program is summarized as follows:

Cash Compensation. Each non-employee director receives a $48,000 annual cash retainer. The chair of the Audit Committee receives an additional annual cash retainer of $5,000 and the chairs of the Compensation Committee, CGN Committee and quality oversight committee of the Board (the “Quality Oversight Committee”) each receive an additional annual cash retainer of $2,500. Cash fees are paid quarterly in arrears to the non-employee directors who were serving as directors at the end of the quarter.

Restricted Stock. Each non-employee director receives an annual restricted stock grant pursuant to the Company’s Amended and Restated 2008 Stock Incentive Plan, as amended (the “Stock Incentive Plan”) with a value as of each grant date equal to approximately $92,000. Further, the chair of the Audit Committee receives an additional annual restricted stock grant with a value as of each grant date equal to approximately $10,000 and the chairs of the Compensation Committee and CGN Committee each receive an additional annual restricted stock grant with a value as of each grant date equal to approximately $5,000. Accordingly, on July 31, 2013, each of the following current non-employee directors was granted the number of shares of restricted stock pursuant to the Stock Incentive Plan set forth below. Such restricted stock awards shall vest in full on July 31, 2014, or upon a Change in Control, as defined in the Stock Incentive Plan.

Name	Grant Date	Number of Restricted Shares	Grant Date Value ($)
Peter B. Bach	7/31/2013	3,995	97,000
Peter M. Graham	7/31/2013	3,789	92,000
J. Thomas Presby	7/31/2013	4,201	102,000
William A. Shutzer	7/31/2013	3,995	97,000
David B. Zenoff	7/31/2013	3,995	97,000

Expenses. We reimburse each non-employee director for ordinary and reasonable expenses incurred in attending Board and Board committee meetings.

Board Leadership Structure and Role in Risk Oversight

The Board determines what leadership structure it deems appropriate from time to time based on factors such as the experience of the Company’s Board members and executive officers, the current business environment of the Company and other relevant factors. After considering these factors, the Board has determined that the appropriate leadership structure for the Company at this time is a Board of Directors with an Executive Chairman (Mr. Perlman), and a Chief Executive Officer (Mr. Price) who also serves on the Company’s Board. The Board believes that the  longstanding working relationship between Messrs. Perlman and Price, together with their combined leadership and vision, has been instrumental in the Company’s growth and performance, and that accordingly, the current leadership structure is the best structure for the Company.  Furthermore, the Board recognizes that Messrs. Perlman and Price have successfully implemented this governance structure in their work with prior public companies.

In order to set a framework for its leadership structure and to assist the Board in the exercise of its responsibilities, the Board has adopted a set of corporate governance guidelines (the “Guidelines”), a copy of which is posted on the Company’s website at www.investorrelations.examworks.com (the “Website”). The Guidelines acknowledge the leadership exercised by the Board’s standing committees and their chairs and are intended to serve as a flexible framework within which the Board and these committees may conduct their business.  The CGN Committee is responsible for overseeing the Guidelines and annually reviews them and makes recommendations to the Board concerning corporate governance matters. The Board may amend, waive, suspend, or repeal any of the Guidelines at any time, with or without public notice, as it determines necessary or appropriate in the exercise of the Board’s judgment or fiduciary duties.

The Board has determined that management of the Company is responsible for the Company’s day-to-day risk management, while the Board serves in a risk management oversight role. Management’s approach to risk management includes systems of authorities and approval levels, internal control checks and balances, and periodic planning and assessment. Pursuant to policies and procedures that direct and encourage risk reporting and review, risks are identified, categorized and reported to management and/or designated Board committees for evaluation and review.

In performing its risk oversight function, the Board considers strategic and operational risks associated with the Company’s annual operating plan and other matters that may present material risks to the Company’s operations, plans, prospects or reputation. The Board also considers risks associated with acquisitions and other corporate transactions.

In addition, the Audit Committee, Compensation Committee, CGN Committee and Quality Oversight Committee assist the Board in fulfilling its risk oversight function. The Audit Committee considers risks associated with the financial reporting and disclosure process, information technology and systems risks, and material operational risks identified by management. Further, based upon information brought to its attention by management, the Company’s auditors and external advisors, the Audit Committee evaluates the adequacy of the Company’s risk management processes and systems and determines whether it believes that such processes and systems are reasonably designed to respond to and mitigate the risks faced by the Company. Throughout the year, the Audit Committee receives periodic reports from management and the Company’s auditors and advisors identifying and explaining key areas of risk applicable to the Company and an explanation of the policies and procedures in place to monitor and access those risks. Finally, the Audit Committee and full Board consider risk-related matters on an on-going basis in connection with deliberations regarding specific transactions and issues.

The Compensation Committee considers risks associated with the Company’s compensation policies and practices, including risks associated with the Stock Incentive Plan. In addition, both the Compensation Committee and the CGN Committee consider risks associated with management and development and succession.

The Quality Oversight Committee considers risks associated with the quality of the Company’s services and its medical panel.

The Board committees provide periodic reports to the Board on their areas of risk so that the Board is informed of the Company’s risk profile.

Board Committees

The Board has established the Audit Committee, the Compensation Committee, the CGN Committee, the Quality Oversight Committee and an acquisition committee (the “Acquisition Committee”). The Board may also establish such other committees as it deems appropriate, in accordance with applicable laws and regulations and the Company’s amended and restated certificate of incorporation and second amended and restated bylaws (the “Bylaws”).

Audit Committee

We have a separately-designated standing Audit Committee of our Board established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act. Our Audit Committee consists of Messrs. Presby (Chairman), Shutzer and Graham, all three of whom are “independent” as defined under, and required by, the SEC rules and the listing standards for the New York Stock Exchange. Our Board has determined that each of the members of our Audit Committee satisfies the requirements for financial literacy under the current requirements of the New York Stock Exchange. Our Board has determined that Mr. Presby is an “audit committee financial expert,” as that term is defined by the SEC. Mr. Presby’s qualification to serve as an “audit committee financial expert” includes his extensive experience at the highest levels of finance and accounting, having served for three decades as a partner, and in positions of senior management (including Chief Operating Officer), at one of the world’s largest accounting firms. In addition, Mr. Presby serves a number of other leading public companies by chairing their audit committees.  The Audit Committee held six (6) meetings in 2013. The Audit Committee has sole authority to retain the Company’s independent registered public accounting firm and reviews the scope of the Company’s annual audit and the services to be performed for the Company in connection therewith. The Audit Committee also formulates and reviews various Company policies, including those relating to accounting practices and the internal control structure of the Company, and the Company’s procedures for receiving and investigating reports of alleged violations of the Company’s policies and applicable regulations by the Company’s directors, officers and employees. The Audit Committee also reviews and approves any related party transactions. The Board has adopted a written Audit Committee charter which is available at the Company’s Website, or upon written request to the General Counsel and Secretary of the Company, Clare Arguedas, at 3280 Peachtree Road NE, Suite 2625, Atlanta, GA 30305. See “Report of the Audit Committee.”

 Report of the Audit Committee

The purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Board has adopted a written Audit Committee charter that sets out the organization, purpose, duties and responsibilities of the Audit Committee.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles.

In fulfilling its oversight responsibilities with respect to the year ended December 31, 2013, the Audit Committee:

●

reviewed and discussed the audited consolidated financial statements of the Company set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 with management of the Company and KPMG LLP, the independent registered public accounting firm for the Company;

●	discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 16, “Communications with Audit Committees,” as modified and supplemented to date;

●

obtained a formal written statement from KPMG LLP delineating all relationships between the auditors and the Company consistent with the applicable requirements of the Public Company Accounting Oversight Board and discussed with the auditors all significant relationships the auditors have with the Company which may affect the auditors’ independence;

●

based on the review and discussions with management of the Company and KPMG LLP referred to above, recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013; and

●	determined that it has otherwise fulfilled its responsibilities set forth in its charter.

Respectfully submitted, AUDIT COMMITTEE J. Thomas Presby, Chairman Peter M. Graham William A. Shutzer

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act that might incorporate Company filings, including this Proxy Statement, in whole or in part, the preceding Report of the Audit Committee shall not be incorporated by reference into any such filings.

Compensation Committee

The Company’s Compensation Committee consists of three independent directors: Messrs. Shutzer and Graham and Dr. Bach. Mr. Shutzer is Chairman of the Compensation Committee. The Board has determined that each of the Compensation Committee members is independent based on the listing standards for the New York Stock Exchange. The Compensation Committee held six (6) meetings in 2013. The Compensation Committee assists the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the compensation and benefits of executive officers and senior management, including cash compensation, incentive compensation, equity-based awards and other benefits and perquisites. The Compensation Committee also administers the Company’s benefit plans, including the Stock Incentive Plan.

The Compensation Committee also reviews, at least annually, the Company’s general compensation plans and other employee benefit plans, including incentive compensation and equity-based plans.  The Compensation Committee has the authority to retain, at the Company’s expense, such independent counsel or other consultants or advisers as it deems necessary or appropriate, including compensation consultants to advise the Compensation Committee with respect to amounts or forms of executive and director compensation.

Each member of the Compensation Committee is a “nonemployee” director, as such term is defined in Rule 16b-3 promulgated pursuant to the Exchange Act, and are also “outside” directors, as such term is defined in the regulations promulgated pursuant to Section 162(m) of the Code. The Compensation Committee charter is available at the Company’s Website or upon written request to the General Counsel and Secretary of the Company, Clare Arguedas, at 3280 Peachtree Road NE, Suite 2625, Atlanta, GA 30305. For information regarding the Company’s 2013 executive compensation, see “Compensation Discussion and Analysis.”

Corporate Governance and Nominating Committee

The CGN Committee consists of two independent directors: Dr. Zenoff and Mr. Graham. Dr. Zenoff serves as Chairman of the CGN Committee. The Board has determined that each of the CGN Committee members is independent based on the listing standards for the New York Stock Exchange. The CGN Committee held four (4) meetings in 2013. The CGN Committee has the responsibility to identify individuals qualified to serve as directors and on committees of the Board, select or recommend that the Board select director nominees for the next annual meeting, determine the Board composition, procedures and committees, monitor the effectiveness of the Board and committees, develop and recommend corporate governance guidelines, and oversee evaluations of the Board and the Company’s senior management.

The Board has delegated to the CGN Committee the responsibility for evaluating current Board members at the time they are considered for re-nomination. After considering the appropriate skills, expertise and experience needed on the Board, the independence, expertise, experience, skills and performance of the current membership of the Board, and the willingness of Board members whose terms are expiring to be re-nominated, the CGN Committee recommends to the Board whether those directors should be re-nominated.

In preparation for the Company’s annual meeting of stockholders and at such other times as appropriate, the CGN Committee considers whether the Board would benefit from adding one or more additional Board members, and if so, the skills, expertise and experience sought. If the Board were to determine that a new member or members would be beneficial, the CGN Committee would set the qualifications for the position(s) and conduct searches to identify qualified candidates.  The CGN Committee (or its Chairman) would then screen the available information about the potential candidates. Based on the results of the initial screening, interviews with the viable candidates would be scheduled with CGN Committee members, other members of the Board and senior members of management. Upon completion of these interviews and other due diligence, the CGN Committee may recommend to the Board the election or nomination of a candidate. All potential candidates, regardless of whether they are developed through an executive search firm or otherwise, are reviewed and evaluated using the same process.

The CGN Committee has no set minimum criteria for selecting Board nominees, although its preference is that a substantial majority of all non-executive directors possess the following qualifications: independence in accordance with the listing standards established for companies listed on the New York Stock Exchange; significant leadership experience and/or expertise at the corporate level in substantial and successful organizations; relevant, but non-competitive, business experience; the ability and commitment to devote the time required to fully participate in Board and committee activities; strong communication and analytical skills; and a personality that indicates an ability to work effectively with the other members of the Board and management. In evaluating candidates for the Board, the CGN Committee seeks to maintain a balance of diverse business experience, education, skills and other individual qualities and attributes in order to enhance the quality of the Board’s deliberations and decision-making processes. In any given search, the CGN Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of the Board with the perceived needs of the Company. The CGN Committee does not have a formal policy with respect to diversity; however, the Board and the CGN Committee believe it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the CGN Committee considers the entirety of each candidate’s credentials in the context of these standards. Further, the CGN Committee may, but is not required to, utilize third-party firms to assist in the identification and/or screening of prospective candidates.

The CGN Committee will also consider nominating for service on the Company’s Board candidates recommended by stockholders. Such recommendations will only be considered by the CGN Committee if they are submitted to the CGN Committee in accordance with the requirements of the Bylaws and accompanied by all the information that is required to be disclosed in connection with the solicitation of proxies for election of director nominees pursuant to Regulation 14A under the Exchange Act, including the candidate’s written consent to serve as director, if nominated and elected. To be considered by the CGN Committee, stockholder recommendations for director nominees to be elected at the 2015 Annual Meeting of Stockholders, together with the requisite consent to serve and proxy disclosure information in written form, must be received by the Company’s General Counsel and Secretary, Clare Arguedas, at the offices of the Company, 3280 Peachtree Road NE, Suite 2625, Atlanta, GA 30305, no earlier than March 7, 2015, and no later than April 6, 2015, except under certain circumstances specified below in “Proposals by Holders of Common Stock.”

As of April 25, 2014, the Company had not received any stockholder recommendations of director candidates for election at the 2014 Annual Meeting.

The CGN Committee’s charter is available at the Company’s Website or upon written request to the General Counsel and Secretary of the Company, Clare Arguedas, at 3280 Peachtree Road NE, Suite 2625, Atlanta, GA 30305.

Quality Oversight Committee

The Quality Oversight Committee consists of Dr. Bach. The Quality Oversight Committee is responsible for assisting the Board in overseeing the Company’s policies, procedures and activities that support and enhance the quality of services provided by the Company.  The Quality Oversight Committee oversees the Company’s adoption and implementation of policies and initiatives designed to provide quality services; reviews with management decisions, issues and policies regarding quality, network development and/or medical compliance; and provides oversight to those quality committees run by the Company’s management.

Acquisition Committee

The Acquisition Committee consists of Messrs. Perlman, Price and Presby. The Acquisition Committee has the responsibility of assisting management and the Board with the identification of acquisition opportunities, reviewing acquisition strategies, and providing guidance to management and the Board regarding the Company’s acquisitions.  The Acquisition Committee is also authorized to approve acquisitions up to an individual purchase price of $20 million per acquisition in cash, stock or a combination thereof. Acquisitions with a purchase price in excess of this limit must be approved by the full Board.

Communications to the Board

In addition to recommendations for director nominees, the Board welcomes hearing from stockholders and other interested parties regarding the Company and its management, performance and prospects. To facilitate complete and accurate transmittal of communications to the directors, the Company requests that all such communication to the Board or any of its members be made in accordance with its Process for Communications with the Board of Directors policy, a copy of which is posted on the Company’s Website.  In accordance with this policy, communications may be made in writing and addressed to the Company’s General Counsel and Secretary, Clare Arguedas, at ExamWorks Group, Inc., 3280 Peachtree Road NE, Suite 2625, Atlanta, GA 30305. Each communication must set forth the name and address of the person on whose behalf the communication is sent.  Communications determined by the General Counsel to be appropriate for presentation will be submitted to the full Board, independent directors as a group, or the applicable individual director. Any communications that concern complaints regarding accounting, internal controls or auditing matters will be handled in accordance with procedures adopted by the Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers (“NEOs”), and is intended to place in perspective the data presented in the tables and narrative that follow. Based on applicable SEC rules, the following were our NEOs for 2013. For the biographical information of our NEOs, see “Executive Officers.”

●	Richard E. Perlman, Executive Chairman
●	James K. Price, Chief Executive Officer
●	J. Miguel Fernandez de Castro, Senior Executive Vice President, Chief Financial Officer and Treasurer
●	Wesley J. Campbell, President
●	Kevin J. Kozlowski, Chief Information Officer
●	Crystal B. Patmore, Executive Vice President

Our Compensation Committee, which is currently composed of Mr. Shutzer (Chairman), Dr. Bach and Mr. Graham, administers and oversees all elements of our executive compensation program, including its function and design. The Compensation Committee evaluates the need for revisions to our executive compensation program to ensure our program is competitive with the companies with which we compete for superior executive talent. As part of this process, the Compensation Committee considers the competitiveness of the elements of the compensation packages we offer to our executives, as well as their total compensation packages.

Executive Summary

Overview

We seek to provide compensation packages for executives reasonably sufficient to attract and retain talented, experienced, energetic, and entrepreneurial-minded individuals for our key management positions. We balance offering compensation consistent with the executive marketplace and common sense affordability for a company of our size, revenues, market position and growth opportunities. In order to align the interests of our employees with the interests of our stockholders, we follow a compensation strategy that includes meaningful equity and performance components, the ultimate value of which depends on our financial results and the market value for our stock. Accordingly, our philosophy is to provide reasonably competitive salaries, base equity grants and potential equity bonuses based on the Company’s achievement of performance targets.

On December 21, 2012, our Compensation Committee approved fiscal year 2013 compensation packages for the NEOs in connection with its review of the Company’s compensation policies and practices in 2012. The 2012 executive compensation packages had been developed following a comprehensive review of the Company’s executive compensation program, led by the Compensation Committee with the advice of Strategic Apex Group, LLC (“Strategic Apex”), an independent compensation consultant engaged by the Compensation Committee. Upon review of the 2012 executive compensation packages in December 2012, the Compensation Committee determined that the 2013 executive compensation packages for NEOs should retain the key components of the 2012 compensation packages. Consistent with its policy of aligning the interests of the Company’s employees with the interests of its stockholders, the Compensation Committee again adopted a compensation structure with meaningful equity and performance components, the ultimate value of which depends on our financial results and the market value of the Company’s stock. The executive compensation plan includes the following key components:

Compensation Component	Objectives	Key Features
Base Salary	Provide cash compensation that is not at risk so as to provide a stable source of income and financial security.	Designed to retain key executives by being competitive; not the primary means of recognizing performance.

Annual Base Equity Awards	Align management interests with those of stockholders; retain executives.

Equity awards are granted under the Company’s Stock Incentive Plan on an annual basis. Awards typically vest in one-third annual increments beginning within sixty (60) days following the first anniversary of the grant date.

Performance-Based Equity Awards	Motivate and reward achievement of annual targets set by the Compensation Committee based on company performance; align management interests with those of stockholders; retain executives.

Performance-based equity awards are granted under the Stock Incentive Plan upon achievement of Company financial goals. If financial goals are met, awards typically vest one-half in June of the year of the grant or issuance date and one-half in June of the next year. In case performance targets are not met, the Compensation Committee also retains the right to award discretionary awards for unanticipated, unusual or extraordinary circumstances or performance.

Following consultation and discussion, our Compensation Committee approved fiscal year 2013 compensation packages for our NEOs and other executive officers that included these key components.

Consideration of the Company’s Non-Binding Stockholder Vote on Executive Compensation

As described in Proposal 3 of this Proxy Statement, the Say on Pay vote will occur at our upcoming 2014 Annual Meeting of Stockholders to be held on Thursday, June 5, 2014. Our first non-binding, advisory vote on the compensation of our NEOs was held at our 2011 Annual Meeting of Stockholders. As with the Say on Pay vote which will occur at our 2014 Annual Meeting, the 2011 vote was advisory only, and therefore, not binding on the Company, the Compensation Committee or our Board.  The overwhelming majority of the votes cast voted “FOR” the compensation of the executive officers as disclosed in the “Compensation Discussion and Analysis” section of the Proxy Statement for the 2011 Annual Meeting, along with the compensation tables and narrative discussion in that Proxy Statement.   The Compensation Committee believes the 2012 and 2013 pay packages were, and the 2014 pay packages are, consistent with the overall principles of past compensation as overwhelmingly approved by our stockholders.

At the 2011 Annual Meeting, the stockholders also determined, by non-binding vote, that the advisory vote on the compensation paid to the NEOs should occur every three years. In accordance with the voting results on this advisory proposal, the Board has determined that the Company will hold an advisory vote on executive compensation every three years. The Compensation Committee will continue to consider stockholder sentiments, including the outcome of the Say on Pay vote to occur at our upcoming 2014 Annual Meeting of Stockholders, when making future decisions regarding the structure and implementation of the Company’s executive compensation program.

Discussion and Analysis

Compensation Decision-Making Process

The Compensation Committee makes all final decisions over total direct compensation for NEOs and other members of senior management, which involves decisions regarding base salary, annual base equity awards and performance-based equity awards. The Compensation Committee considers input from various sources, including senior management and the other members of the Board, in making compensation decisions. Pursuant to its charter, Compensation Committee also has the authority to directly engage compensation consultants and other advisors to provide recommendations on matters of executive compensation. In 2011, the Compensation Committee engaged Strategic Apex as an independent compensation consultant to assist the Compensation Committee with a comprehensive review of the Company’s compensation plan for its NEOs, from which executive compensation packages for 2012 were ultimately determined. In December 2012, the Compensation Committee engaged in a review of the 2012 executive compensation packages and, following such review, determined that 2013 executive compensation packages should continue to reflect the three key components of the executive compensation program and accordingly, should retain substantially the same structure as the 2012 packages.

The Compensation Committee generally reviews executive performance and compensation packages on an annual basis to determine whether adjustments may be advisable. As set forth in “Recent Developments” below, In December of 2013, the Compensation Committee approved 2014 compensation packages for its NEOs, which remain substantially unchanged from the 2013 compensation packages, in connection with its review of the Company’s compensation policies and practices in 2013.

Elements of Executive Compensation

Overview

In 2013, for each NEO, total annual compensation consisted of the following: a base salary (the “2013 Base Salary”), a base issuance of restricted shares (the “2013 Base Restricted Shares”) with a value equal to 75% of 2013 Base Salary, and a restricted share bonus (the “2013 Restricted Share Bonus”), which, at 2013 Target performance (as discussed below), was to be a value equal to 75% of 2013 Base Salary.

For all NEOs other than Messrs. Perlman and Price, base salary levels and the equity percentages remained the same as 2012 levels. For Messrs. Perlman and Price, their 2013 compensation packages were changed from the 2012 packages to normalize them with the packages of each of the other NEOs, such that each NEO, without exception, would receive the same base equity grant and performance-based equity award as a percentage of his or her base salary. Accordingly, the base salary for each of Messrs. Perlman and Price was increased from $500,000 in 2012 to $750,000 in 2013, while the value of each of their base equity awards was decreased from 200% of base salary in 2012 to 75% of base salary in 2013, and the value of each of their performance-based equity awards was changed from 100% of base salary in 2012 at 2012 target performance to 75% of base salary in 2013 at 2013 Target performance. For all NEOs, all equity awards included in the 2013 compensation packages were made in restricted shares issued under the Stock Incentive Plan.

Base Salary

The Compensation Committee approves base salaries for NEOs and other executive officers as one part of a competitive total compensation program to attract and retain them. Base salaries are determined based on several factors, including competitive market compensation levels for comparable positions at similarly-situated public companies, as well as consideration of the executive officers’ responsibilities. The 2013 Base Salary levels for the NEOs were as follows:

NEO	2013 Base Salary
Richard E. Perlman, Executive Chairman	$750,000

James K. Price, Chief Executive Officer	$750,000

Wesley J. Campbell, President	$400,000

J. Miguel Fernandez de Castro, Chief Financial Officer, Senior Executive Vice President, and Treasurer	$375,000

Kevin J. Kozlowski, Chief Information Officer	$300,000

Crystal Patmore, Executive Vice President	$250,000

Annual Base Equity Awards

We view equity incentives as an integral part of the Company’s culture in promoting equity ownership by senior executives and as a means of closely aligning management interests with stockholders’ interests and incentivizing growth. In addition, vesting of equity incentives over a continued period of employment can assist in our efforts to retain qualified executive personnel. Accordingly, the Compensation Committee approves base grants of equity awards under the Company’s Stock Incentive Plan on an annual basis for NEOs as a key component of the total compensation program.

For the 2013 executive compensation packages, the Compensation Committee approved base equity awards in the form of restricted shares granted under the Stock Incentive Plan, valued at 75% of each NEO’s 2013 Base Salary. The restricted shares issued as part of the 2013 compensation packages were issued on January 7, 2013, with the number of restricted shares issued determined using the closing price of the Company’s stock on the last business day before the date of issuance, and vest in one-third increments on each of March 4, 2014, March 4, 2015 and March 4, 2016. The 2013 Base Restricted Shares issued to the NEOs were as follows:

NEO	2013 Base Restricted Shares Issued	2013 Base Restricted Shares Issued, as Percentage of 2013 Base Salary

Richard E. Perlman, Executive Chairman	40,730	75%

James K. Price, Chief Executive Officer	40,730	75%

Wesley J. Campbell, President	21,720	75%

J. Miguel Fernandez de Castro, Chief Financial Officer, Senior Executive Vice President, and Treasurer	20,360	75%

Kevin J. Kozlowski, Chief Information Officer	16,290	75%

Crystal Patmore, Executive Vice President	13,570	75%

Performance-Based Equity Awards

As the third key component of our executive compensation program, we view performance-based equity awards as incentives to motivate NEOs to achieve annual performance-based targets. These annual incentive awards are primarily formula-driven, with payments based on the degree of achievement of an annual Company performance target set by the Compensation Committee under the plan. Although these awards are contingent upon the degree to which the performance target is achieved, the Compensation Committee has the right to award discretionary bonuses to account for unusual or extraordinary circumstances or performance.

The 2013 Restricted Share Bonus amounts varied depending on the Company’s percentage achievement of a 2013 fiscal year adjusted EBITDA performance target (the “2013 Target”) set by the Compensation Committee. No Restricted Share Bonuses were to be awarded if the Company’s adjusted EBITDA performance were at or less than 93.1% of the 2013 Target. Upon achievement of 100% of the 2013 Target, each NEO would receive a grant of restricted shares at 75% of his or her 2013 Base Salary. The Compensation Committee reserved the right to pay discretionary bonuses for fiscal year 2013 to account for unanticipated, unusual or extraordinary circumstances or performance.

While the Company’s adjusted EBITDA performance did exceed the minimum threshold required for bonus payments, the Company did not fully achieve 100% of the 2013 Target. On February 26, 2014, the Compensation Committee awarded bonus payments to the NEOs as called for under the previously approved compensation package as well as an additional discretionary amount, such that each NEO received the same total bonus amount as he or she would have received had 100% of the 2013 Target been achieved. The Compensation Committee made this decision to award the additional discretionary amounts after thorough analysis and discussion of the Company’s fiscal 2013 financial performance, including the reasons why 100% of the 2013 Target was not achieved. In light of the Company’s significant achievement of most of its business objectives for the year and continued successful execution of its business strategy, combined with overall fiscal financial 2013 results, the Compensation Committee believed it was appropriate to pay the additional discretionary bonuses to reward and incentivize management. The Compensation Committee believed that doing so was also consistent with the Compensation Committee’s policy of aligning the interests of the Company’s employees with the interests of its stockholders. The Company does not publicly-disclose its adjusted EBITDA performance targets, as the information is confidential and could cause competitive harm to the Company. The total 2013 Restricted Share Bonus payments were as follows, as determined using the closing price of the Company’s stock on February 26, 2014, which amounts include the additional discretionary amounts. The restricted shares vest 50% on June 1, 2014 and 50% on June 1, 2015.

NEO	2013 Restricted Share Bonus Shares Issued	Value of 2013 Restricted Bonus Shares Issued, as Percentage of 2013 Base Salary

Richard E. Perlman, Executive Chairman	15,687	75%

James K. Price, Chief Executive Officer	15,687	75%

Wesley J. Campbell, President	8,366	75%

J. Miguel Fernandez de Castro, Chief Financial Officer, Senior Executive Vice President, and Treasurer	7,844	75%

Kevin J. Kozlowski, Chief Information Officer	6,275	75%

Crystal Patmore, Executive Vice President	5,229	75%

Perquisites

Other payments or benefits in the form of perquisites are not a significant component of executive compensation. Executives enjoy the same insurance coverages as other employees. Our general policies applicable to all employees govern paid vacation and other time off.

Employment and Separation Agreements

Other than the standard confidentiality and non-disclosure agreement that we enter into with all of our employees, none of the NEOs is party to an employment agreement with the Company.

Impact of Accounting and Tax Considerations

We maintain awareness of the accounting and tax implications of Sections 162(m) and 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) limits the Company’s deduction of certain non-performance based compensation paid to executive officers in excess of $1 million per year. The Board and the Compensation Committee regularly consider the impact of Section 162(m) of the Code, regarding the deductibility of compensation to certain executive officers in excess of $1,000,000, but have not yet established a policy for determining which forms of incentive compensation awarded to our executive officers will be designed to qualify as “performance-based compensation.” To maintain flexibility in compensating our executive officers in a manner designed to promote our goals, the Compensation Committee has not adopted a policy that allows all executive compensation to be deductible. The Compensation Committee and the Board will continue to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and may, in the future, consider qualifying our equity compensation plans and/or bonus plans so that compensation payable under those arrangements is fully deductible under Section 162(m).

Base salary and bonuses are expensed by the Company when the services are rendered (base bonuses are expensed ratably and incentive bonuses are expensed when attainment of financial or operational goals is determinable).

Recent Developments

On December 16, 2013, the Compensation Committee approved fiscal year 2014 compensation packages for its NEOs in connection with its review of the Company’s compensation policies and practices in 2013. The 2014 compensation packages remain substantially unchanged from the 2013 compensation packages. Consistent with its policy of aligning the interests of the Company’s employees with the interests of its stockholders, the Compensation Committee again approved a compensation structure with meaningful equity and performance components, the ultimate value of which will depend on the Company’s financial results and the market value of its stock.

For each NEO, total annual compensation again consists of the following components: a base salary (the “2014 Base Salary”), a base issuance of restricted shares (the “2014 Base Restricted Shares”) with a value equal to 75% of Base Salary, and a restricted share bonus (the “2014 Restricted Share Bonus”), which at 2014 Target performance (as discussed below), will be issued at a value equal to 75% of 2014 Base Salary. For each NEO and executive officer, base salary levels and equity and cash percentages remain unchanged from 2013 levels.

The 2014 Base Restricted Shares were issued on January 3, 2014 with a value equal to $30.15 per share, being the fair market value of the underlying shares on the date of issuance, and will vest in one-third increments, with first vesting occurring on March 4, 2015, the second on March 4, 2016, and the third on March 4, 2017.

Any 2014 Restricted Share Bonuses will be awarded in early 2015 based upon the Company’s adjusted EBITDA performance during the 2014 fiscal year. The 2014 Restricted Share Bonuses will vary depending on the Company’s percentage achievement of the 2014 fiscal year adjusted EBITDA performance target (the “2014 Target”) set by the Compensation Committee. No 2014 Restricted Share Bonuses will be awarded if the Company’s adjusted EBITDA performance is at or less than 93% of the 2014 Target, and the maximum 2014 Restricted Share Bonuses achievable equals two times the 2014 Restricted Share Bonus awarded at 100% of the 2014 Target, which will be paid if the adjusted EBITDA performance is at least 107% of the 2014 Target. The Compensation Committee believes that the 2014 Target is appropriately challenging to achieve and yet provides appropriate incentive for performance since performance at 100% of 2014 Target requires a meaningful increase to adjusted EBITDA performance compared to fiscal year 2013 performance. If awarded, the 2014 Restricted Share Bonuses will vest 50% on June 1, 2015 and 50% on June 1, 2016.

The 2014 Base Restricted Shares were, and 2014 Restricted Share Bonuses will be, issued under and subject to the terms of the Stock Incentive Plan. In addition, the Compensation Committee reserved the right to pay discretionary bonuses for fiscal year 2014 to account for unanticipated, unusual or extraordinary circumstances or performance.

For 2014, a summary of NEO compensation is as follows:

NEO	2014 Base Salary	2014 Base Restricted Shares Issued	2014 Restricted Share Bonus Target Value*
Richard E. Perlman, Executive Chairman	$750,000	75% of Base Salary	75% of Base Salary

James K. Price, Chief Executive Officer	$750,000	75% of Base Salary	75% of Base Salary

Wesley J. Campbell, President	$400,000	75% of Base Salary	75% of Base Salary

J. Miguel Fernandez de Castro, Chief Financial Officer, Senior Executive Vice President, and Treasurer	$375,000	75% of Base Salary	75% of Base Salary

Kevin J. Kozlowski, Chief Information Officer	$300,000	75% of Base Salary	75% of Base Salary

Crystal Patmore, Executive Vice President	$250,000	75% of Base Salary	75% of Base Salary

* Assumes adjusted EBITDA performance at 100% of 2014 Target. 2014 Restricted Share Bonus Target Value will decrease or increase based on performance within the predetermined range as discussed above.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted, COMPENSATION COMMITTEE William A. Shutzer, Chairman Peter B. Bach, M.D., MAPP Peter M. Graham

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act or the Exchange Act that might incorporate Company filings, including this Proxy Statement, in whole or in part, the preceding Report of the Compensation Committee shall not be incorporated by reference into any such filings.

Code of Business Conduct and Ethics

We have adopted a code of ethics (as defined in Item 406 of the SEC’s Regulation S-K) that applies to all directors, officers and employees of the Company, including our chief executive officer and senior financial officers.  A copy our Code of Business Conduct and Ethics is available on our Website. We intend to disclose future substantive amendments to our code of ethics, or certain waivers of such provisions, at the same location on our Website and also in public filings.

EXECUTIVE COMPENSATION

2013 Summary Compensation Table

The following table sets forth summary information concerning certain compensation awarded to, paid to, or earned by, our NEOs for all services rendered to us for the fiscal years ended December 31, 2011, 2012 and 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Stock Awards ($)(2)	Total ($)
Richard E. Perlman	2013	750,000	—	—	1,125,000	1,875,000
Executive Chairman	2012	500,000	—	1,002,510	—	1,502,510
	2011	23,660	—	—	—	23,660

James K. Price	2013	750,000	—	—	1,125,000	1,875,000
Chief Executive Officer	2012	500,000	—	1,002,510	—	1,502,510
	2011	23,660	—	—	—	23,660

J. Miguel Fernandez de Castro	2013	375,000	—	—	562,500	937,500
Senior Executive Vice President,	2012	375,000	—	282,141	—	657,141
CFO and Treasurer	2011	200,000	—	—	—	200,000

Wesley J. Campbell	2013	400,000	—	—	600,000	1,000,000
President	2012	400,000	—	300,753	—	700,753
	2011	237,000	—	—	—	237,000

Kevin J. Kozlowski	2013	300,000	—	—	450,000	750,000
Chief Information Officer	2012	300,000	—	225,459	—	525,459
	2011	212,000	—	—	—	212,000

Crystal B. Patmore	2013	250,000	—	—	375,000	625,000
Executive Vice	2012	250,000	—	187,812	—	437,812
President	2011	175,000	—	—	—	175,000

(1)

This column reports the estimated aggregate grant date fair value of awards computed in accordance with stock-based compensation accounting rules (ASC Topic 718). A discussion of the assumptions used in calculating the award values may be found in Note 2 to our consolidated financial statements included in our Form 10-K for the fiscal year ended December 31, 2013. Options granted in 2012 to all NEOs are exercisable in one-third annual increments beginning one year from the grant date. See “Outstanding Equity Awards at Fiscal Year End 2013.”

(2)

This column reports the estimated aggregate grant date fair value of awards computed in accordance with stock-based compensation accounting rules (ASC Topic 718). A discussion of the assumptions used in calculating the award values may be found in Note 2 to our consolidated financial statements included in our Form 10-K for the fiscal year ended December 31, 2013. Of the total dollar amounts reported in this column, one-half relates to shares of restricted stock granted in 2013 to the NEOs, which vest in one-third increments on each of March 4, 2014, March 4, 2015 and March 4, 2016. The remaining half relates to shares of restricted stock issued to our NEOs in February 2014 based upon the Company’s 2013 adjusted EBITDA performance, including an additional discretionary amount awarded by the Compensation Committee. See “Compensation Discussion and Analysis-Discussion and Analysis-Elements of Executive Compensation” for a detailed discussion of these restricted stock awards. Of the shares of restricted stock issued in February 2014, one-half will vest on June 1, 2014, and one-half will vest on June 1, 2015.

Compensation Risk Assessment

As part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may increase the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. The Compensation Committee believes that our compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and that the various components of the Company’s overall compensation program, taken as a whole, do not encourage excessive risk taking. The Compensation Committee believes that the risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Grants of Plan-Based Awards in 2013

The following table sets forth information regarding equity awards made to our NEOs during the fiscal year ended December 31, 2013.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	Grant Date Fair Value of Stock Awards ($) (2)
Richard E. Perlman	1/7/2013	40,730	562,500
	2/26/2014	15,687	562,500
James K. Price	1/7/2013	40,730	562,500
	2/26/2014	15,687	562,500
J. Miguel Fernandez de Castro	1/7/2013	20,360	281,250
	2/26/2014	7,844	281,250
Wesley J. Campbell	1/7/2013	21,720	300,000
	2/26/2014	8,366	300,000
Kevin J. Kozlowski	1/7/2013	16,290	225,000
	2/26/2014	6,275	225,000
Crystal B. Patmore	1/7/2013	13,570	187,500
	2/26/2014	5,229	187,500

(1)

The shares of restricted stock granted January 7, 2013 vest in one-third increments on each of March 4, 2014, March 4, 2015 and March 4, 2016. The shares of restricted stock granted on February 26, 2014 consist of restricted stock issued to our NEOs as a bonus for 2013 performance. The shares of restricted stock granted on February 26, 2014 vest one-half on June 1, 2014 and one-half on June 1, 2015.

(2)

This column reports the estimated aggregate grant date fair value of awards computed in accordance with stock-based compensation accounting rules (ASC Topic 718). A discussion of the assumptions used in calculating the award values may be found in Note 2 to our consolidated financial statements included in our Form 10-K for the fiscal year ended December 31, 2013.

 Outstanding Equity Awards at Fiscal Year End 2013

The following table sets forth information regarding outstanding option awards and restricted stock awards held by our NEOs as of December 31, 2013. This table does not include the performance-based restricted stock awards granted to NEOs in February 2014.

		Option Awards(1)				Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That HaveNot Vested ($)
Richard E. Perlman	3/26/2010	514,110	—	6.63	3/26/2020	—	—
	1/4/2012	79,000	158,000	9.47	1/4/2022	—	—
	1/7/2013	—	—	—	—	40,730	1,216,605
James K. Price	3/26/2010	514,110	—	6.63	3/26/2020	—	—
	1/4/2012	79,000	158,000	9.47	1/4/2022	—	—
	1/7/2013	—	—	—	—	40,730	1,216,605
J. Miguel Fernandez de Castro	4/3/2009	200,462	—	2.80	4/3/2019	—	—
	2/15/2010	5,182	—	4.86	2/15/2020	—	—
	10/6/2010	102,822	—	11.67	10/6/2020	—	—
	1/4/2012	22,233	44,467	9.47	1/4/2022	—	—
	1/7/2013	—	—	—	—	20,360	608,153
Wesley J. Campbell	8/7/2008	89,518	—	2.80	8/7/2018	—	—
	2/15/2010	6,478	—	4.86	2/15/2020	—	—
	10/6/2010	102,822	—	11.67	10/6/2020	—	—
	1/4/2012	23,700	47,400	9.47	1/4/2022	—	—
	1/7/2013	—	—	—	—	21,720	648,776
Kevin J. Kozlowski	8/7/2008	40,231	—	2.80	8/7/2018	—	—
	8/14/2009	30,847	—	3.89	8/14/2019	—	—
	2/15/2010	2,591	—	4.86	2/15/2020	—	—
	10/6/2010	51,411	—	11.67	10/6/2020	—	—
	1/4/2012	17,767	35,533	9.47	1/4/2022	—	—
	1/7/2013	—	—	—	—	16,290	486,582
Crystal B. Patmore	4/3/2009	89,969	—	2.80	4/3/2019	—	—
	2/15/2010	12,853	—	4.86	2/15/2020	—	—
	10/6/2010	51,411	—	11.67	10/6/2020	—	—
	1/4/2012	14,800	29,600	9.47	1/4/2022	—	—
	1/7/2013	—	—	—	—	13,570	405,336

(1)	Options granted to NEOs in 2012 are exercisable in one-third annual increments beginning one year from the grant date.

(2)	The restricted stock vests in one-third annual increments beginning March 4, 2014.

Option Exercises and Stock Vested 2013

The following table sets forth information regarding option exercises made by our NEOs during the fiscal year ended December 31, 2013.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Richard E. Perlman	—	—
James K. Price	—	—
J. Miguel Fernandez de Castro	—	—
Wesley J. Campbell	115,000	2,140,727
Kevin J. Kozlowski	60,000	1,252,746
Crystal B. Patmore	—	—

Potential Payments upon Termination or Change of Control

Except with respect to the automatic vesting of equity awards in connection with termination following a change of control, none of the NEOs is entitled to receive any payments upon termination of employment, regardless of the reason thereof. The table below sets forth the stock options that would vest (and the related exercise price) and the restricted stock that would vest if each of the NEOs had been terminated as of December 31, 2013 following a change of control.

Name	Number of Stock Options That Will Vest	Option Exercise Price ($)	Value Realized on Vesting ($) (1)	Number of Restricted Stock Awards That Will Vest	Value Realized on Vesting ($) (1)	Total Value ($)
Richard E. Perlman	158,000	9.47	3,223,200	56,417	1,685,176	4,908,376
James K. Price	158,000	9.47	3,223,200	56,417	1,685,176	4,908,376
J. Miguel Fernandez de Castro	44,467	9.47	907,120	28,204	842,453	1,749,573
Wesley J. Campbell	47,400	9.47	966,960	30,086	898,669	1,865,629
Kevin J. Kozlowski	35,533	9.47	724,880	22,565	674,017	1,398,897
Crystal B. Patmore	29,600	9.47	603,840	18,799	561,526	1,165,366

(1)	Based on the closing price of the Company’s common stock on December 31, 2013 of $29.87.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No current member of our Compensation Committee has ever been an officer or employee of ours. None of our executive officers serves, or has served during the past fiscal year, as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee.

The members of our Compensation Committee do not have any interlocking relationships as defined under SEC regulations.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2013, to which we have been a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or persons or entities affiliated with them, had or will have a direct or indirect material interest.

RedRidge Finance Group

RedRidge Finance Group (“RedRidge”) provides us with financial due diligence services in connection with our acquisition program and served as our financial advisor with respect to our prior credit facility. P&P Investments, LLC (“P&P”), a company owned by Messrs. Perlman and Price is a minority owner and lender of RedRidge. In 2013, we paid RedRidge approximately $298,000 for acquisition diligence services rendered during 2013.

Compass Partners Lease

In June 2010, the Company entered into a lease agreement with Compass Partners, L.L.C. (“Compass”), an entity owned and controlled by Mr. Perlman, for corporate office space located at 655 Madison Avenue, 23rd Floor, New York, New York 10065. Pursuant to the lease, which runs from April 1, 2010 through June 30, 2014, the Company pays Compass a monthly rental fee.  Rental fees paid to Compass totaled $151,000 in 2013.

OWNERSHIP OF DIRECTORS, PRINCIPAL STOCKHOLDERS

AND CERTAIN EXECUTIVE OFFICERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of April 14, 2014, subject to certain assumptions set forth in the footnotes, for:

●	each stockholder, or group of affiliated stockholders, who we know beneficially owns more than 5% of the outstanding shares of our common stock;

●	each of our current directors;

●	each of our named executive officers; and

●	all of our current directors and current executive officers as a group.

Beneficial ownership is determined in accordance with rules of the SEC and generally includes any shares over which a person exercises sole or shared voting and/or investment power. Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names.

The number of shares and percentages of beneficial ownership set forth below are based on 38,284,981 shares of common stock outstanding as of April 14, 2014.

Unless otherwise indicated, the address of each of the individuals and entities named in the table below under “NEOs and Directors” is ExamWorks Group, Inc., 3280 Peachtree Road NE, Suite 2625, Atlanta, GA 30305.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Outstanding Shares
5% Stockholders
Entities affiliated with Federated Investors, Inc. (2)	3,129,900	8.18%
Lord, Abbett & Co. LLC (3)	2,036,758	5.32%

NEOs and Directors
Richard E. Perlman (4)	2,258,962	5.80%
James K. Price (5)	1,958,242	5.03%
Wesley Campbell (6)	279,014	*
J. Miguel Fernandez de Castro (7)	496,368	1.28%
Kevin Kozlowski (8)	298,949	*
Crystal Patmore (9)	283,851	*
Peter B. Bach (10)	35,916	*
Peter M. Graham (11)	62,380	*
J. Thomas Presby (12)	190,213	*
William A. Shutzer (13)	1,168,918	3.05%
David B. Zenoff (14)	47,166	*
All directors and executive officers as a group (12 persons) (15)	7,158,709	17.62%

* Less than 1%.

(1)	This column lists all shares of common stock beneficially owned, including all shares of common stock that can be acquired through warrant or option exercises within 60 days of April 14, 2014.

(2)

Based on the most recently available amendment to Schedule 13G filed with the SEC on February 12, 2014.  Federated Investors, Inc. (“Federated”) is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. (the “Investment Advisers”), which act as investment advisers to registered investment companies and separate accounts that own shares of common stock in ExamWorks (the “ExamWorks Securities”). The Investment Advisers are wholly-owned subsidiaries of FII Holdings, Inc., which is a wholly-owned subsidiary of Federated.  All of Federated’s outstanding voting stock is held in the Voting Shares Irrevocable Trust (the “Trust”) for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees (collectively, the “Trustees”).  The Trustees joined in filing the Schedule 13G because of the collective voting control that they exercise over Federated. In accordance with Rule 13d-4 under the Exchange Act, as amended, Federated, the Trust, and each of the Trustees expressly disclaim beneficial ownership of the ExamWorks Securities. Federated’s address is Federated Investors Tower, Pittsburgh, PA 15222-3779.

(3)

Based on the Schedule 13G filed with the SEC on February 14, 2014, Lord, Abbett & Co. LLC has sole voting power over 1,946,906 shares of common stock, shared voting power over 0 shares of common stock, sole dispositive power over 2,036,758 shares of common stock, and shared dispositive power over 0 shares of common stock. Lord, Abbett & Co. LLC’s address is 90 Hudson Street, Jersey City, NJ 07302.

(4)

Shares beneficially owned by Mr. Perlman include (i) 672,110 shares of common stock issuable upon exercise of currently vested stock options, (ii) 61,501 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but are eligible to be voted and (iii) 1,525,351 shares of common stock.  Of the shares of restricted stock held: (a) 27,154 shares will vest (1) at the rate of 50% (1/2) on March 4, 2015 and 50% (1/2) on March 4, 2016; or (2) fully upon a Change in Control, as defined in the Stock Incentive Plan; (b) 18,660 shares will vest (1) at the rate of 33% (1/3) on March 4, 2015, 33% (1/3) on March 4, 2016, and 33% (1/3) on March 4, 2017; or (2) fully upon a Change in Control, as defined in the Stock Incentive Plan; and (c) 15,687 shares will vest (1) at the rate of 50% (1/2) on June 1, 2014 and 50% (1/2) on June 1, 2015; or (2) fully upon a Change in Control, as defined in the Stock Incentive Plan. Of the shares of common stock held, Mr. Perlman owns 1,339,109 shares of common stock directly and 186,242 shares of common stock through a Roth IRA. 1,000,000 shares of common stock held by Mr. Perlman are pledged as security.

(5)

Shares beneficially owned by Mr. Price include (i) 672,110 shares of common stock issuable upon exercise of currently vested stock options, (ii) 61,501 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but are eligible to be voted and (iii) 1,224,631 shares of common stock.  Of the shares of restricted stock held: (a) 27,154 shares will vest (1) at the rate of 50% (1/2) on March 4, 2015 and 50% (1/2) on March 4, 2016; or (2) fully upon a Change in Control, as defined in the Stock Incentive Plan; (b) 18,660 shares will vest (1) at the rate of 33% (1/3) on March 4, 2015, 33% (1/3) on March 4, 2016, and 33% (1/3) on March 4, 2017; or (2) fully upon a Change in Control, as defined in the Stock Incentive Plan; and (c) 15,687 shares will vest (1) at the rate of 50% (1/2) on June 1, 2014 and 50% (1/2) on June 1, 2015; or (2) fully upon a Change in Control, as defined in the Stock Incentive Plan. Of the shares of common stock held, Mr. Price owns 1,195,631 shares directly and 29,000 shares of common stock through a Roth IRA. 1,159,955 shares of common stock held by Mr. Price are pledged as security.

(6)

Shares beneficially owned by Mr. Campbell include (i) 246,218 shares of common stock issuable upon exercise of currently vested stock options and (ii) 32,796 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but are eligible to be voted. Of the shares of restricted stock held: (a) 14,480 shares will vest (1) at the rate of 50% (1/2) on March 4, 2015 and 50% (1/2) on March 4, 2016; or (2) fully upon a Change in Control, as defined in the Stock Incentive Plan; (b) 9,950 shares will vest (1) at the rate of 33% (1/3) on March 4, 2015, 33% (1/3) on March 4, 2016, and 33% (1/3) on March 4, 2017; or (2) fully upon a Change in Control, as defined in the Stock Incentive Plan; and (c) 8,366 shares will vest (1) at the rate of 50% (1/2) on June 1, 2014 and 50% (1/2) on June 1, 2015; or (2) fully upon a Change in Control, as defined in the Stock Incentive Plan.

(7)

Shares beneficially owned by Mr. Fernandez de Castro include (i) 352,933 shares of common stock issuable upon exercise of currently vested stock options, (ii) 30,747 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but are eligible to be voted and (iii) 112,688 shares of common stock.  Of the shares of restricted stock held: (a) 13,573 shares will vest (1) at the rate of 50% (1/2) on March 4, 2015 and 50% (1/2) on March 4, 2016; or (2) fully upon a Change in Control, as defined in the Stock Incentive Plan; (b) 9,330 shares will vest (1) at the rate of 33% (1/3) on March 4, 2015, 33% (1/3) on March 4, 2016, and 33% (1/3) on March 4, 2017; or (2) fully upon a Change in Control, as defined in the Stock Incentive Plan; and (c) 7,844 shares will vest (1) at the rate of 50% (1/2) on June 1, 2014 and 50% (1/2) on June 1, 2015; or (2) fully upon a Change in Control, as defined in the Stock Incentive Plan. Of the shares of common stock held, Mr. Fernandez de Castro owns 100,188 shares of common stock directly and 12,500 shares of common stock through a Rollover IRA. 100,188 shares of common stock held by Mr. Fernandez de Castro are pledged as security.

(8)

Shares beneficially owned by Mr. Kozlowski include (i) 160,613 shares of common stock issuable upon exercise of currently vested stock options, (ii) 24,605 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but are eligible to be voted and (iii) 113,731 shares of common stock. Of the shares of restricted stock held: (a) 10,860 shares will vest (1) at the rate of 50% (1/2) on March 4, 2015 and 50% (1/2) on March 4, 2016; or (2) fully upon a Change in Control, as defined in the Stock Incentive Plan; (b) 7,470 shares will vest (1) at the rate of 33% (1/3) on March 4, 2015, 33% (1/3) on March 4, 2016, and 33% (1/3) on March 4, 2017; or (2) fully upon a Change in Control, as defined in the Stock Incentive Plan; and (c) 6,275 shares will vest (1) at the rate of 50% (1/2) on June 1, 2014 and 50% (1/2) on June 1, 2015; or (2) fully upon a Change in Control, as defined in the Stock Incentive Plan.

(9)

Shares beneficially owned by Ms. Patmore include (i) 183,833 shares of common stock issuable upon exercise of currently vested stock options, (ii) 20,496 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but are eligible to be voted and (iii) 79,522 shares of common stock. Of the shares of restricted stock held: (a) 9,047 shares will vest (1) at the rate of 50% (1/2) on March 4, 2015 and 50% (1/2) on March 4, 2016; or (2) fully upon a Change in Control, as defined in the Stock Incentive Plan; (b) 6,220 shares will vest (1) at the rate of 33% (1/3) on March 4, 2015, 33% (1/3) on March 4, 2016, and 33% (1/3) on March 4, 2017; or (2) fully upon a Change in Control, as defined in the Stock Incentive Plan; and (c) 5,229 shares will vest (1) at the rate of 50% (1/2) on June 1, 2014 and 50% (1/2) on June 1, 2015; or (2) fully upon a Change in Control, as defined in the Stock Incentive Plan.

(10)

Shares beneficially owned by Dr. Bach include (i) 3,995 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but are eligible to be voted and (ii) 31,921 shares of common stock.  The restricted stock will vest upon the earlier of (a) July 31, 2014 or (b) the occurrence of an event of Change in Control, as defined in the Stock Incentive Plan.

(11)

Shares beneficially owned by Mr. Graham include (i) 3,789 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but are eligible to be voted and (ii) 58,591 shares of common stock.  The restricted stock will vest upon the earlier of (a) July 31, 2014 or (b) the occurrence of an event of Change in Control, as defined in the Stock Incentive Plan.

(12)

Shares beneficially owned by Mr. Presby include (i) 7,712 shares of common stock issuable upon exercise of currently vested stock options, (ii) 4,201 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but are eligible to be voted, and (iii) 178,300 shares of common stock. The restricted stock will vest upon the earlier of (a) July 31, 2014 or (b) the occurrence of an event of Change in Control, as defined in the Stock Incentive Plan.

(13)

Shares beneficially owned by Mr. Shutzer include (i) 3,995 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but are eligible to be voted and (ii) 1,164,923 shares of common stock.  The restricted stock will vest upon the earlier of (a) July 31, 2014 or (b) the occurrence of an event of Change in Control, as defined in the Stock Incentive Plan. Of the shares of common stock held, Mr. Shutzer owns 601,618 shares of common stock directly, 12,453 shares of common stock indirectly through the Shutzer Family Limited Partnership, of which Mr. Shutzer’s wife is the general partner, and 137,713 shares of common stock indirectly through each of the following trusts, of which Mr. Shutzer’s wife is the trustee: Article IV Trust F/B/O Katherine Brennan; Article IV Trust F/B/O James Lampert Shutzer; Article IV Trust F/B/O Christopher David Shutzer; and Article IV Trust F/B/O Megan Anne Shutzer.

(14)

Shares beneficially owned by Dr. Zenoff include (i) 3,995 shares of restricted stock issued pursuant to the Stock Incentive Plan that are not yet vested, but are eligible to be voted and (ii) 43,171 shares of common stock. The restricted stock will vest upon the earlier of (a) July 31, 2014 or (b) the occurrence of an event of Change in Control, as defined in the Stock Incentive Plan. Of the shares of common stock held, Dr. Zenoff owns 24,848 shares of common stock directly and 18,323 shares of common stock through the David B. Zenoff and Associates Inc. Profit Sharing Trust, of which Dr. Zenoff and his wife are co-trustees.

(15)	Shares beneficially owned include 2,340,433 shares of common stock issuable upon exercise of options.

  SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own greater than 10% of our common stock to file certain reports with the SEC. Based on a review of the copies of the reports furnished to us and the written representations of such reporting persons, we believe that all reports that were required to be filed under Section 16(a) of the Exchange Act were timely filed during fiscal year 2013.

EXECUTIVE OFFICERS

The following table and descriptions sets forth certain information concerning our executive officers, which includes information about each officer’s age (as of April 25, 2014) and the position(s) such officer holds.

Name	Age	Position
Richard E. Perlman	67	Executive Chairman
James K. Price	56	Chief Executive Officer
Wesley J. Campbell	48	President
J. Miguel Fernandez de Castro	42	Senior Executive Vice President, Chief Financial Officer and Treasurer
Kevin J. Kozlowski	51	Chief Information Officer
Crystal B. Patmore	42	Executive Vice President
Clare Y. Arguedas	32	Executive Vice President, General Counsel and Secretary

For biographical information regarding Messrs. Perlman and Price, please see “Information About Directors Continuing in Office” above.

Wesley J. Campbell has been our President since July 2008. Mr. Campbell manages the daily corporate operations and oversees the integration of newly acquired companies. During his career, Mr. Campbell has played a key role in acquiring and integrating over 80 companies and has over 20 years of experience in the medical and dental technology industries. From April 2007 to July 2008, Mr. Campbell served as Chief Operations Officer of 360Imaging, Inc., a diagnostic imaging company for dentists. Mr. Campbell served as Vice President of International of PracticeWorks, Inc. from May 2006 to May 2007, President of PracticeWorks, Inc. from October 2003 to May 2006 and Vice President of Operations of PracticeWorks, Inc. from March 2001 to October 2003. From October 1997 to March 2001, Mr. Campbell served as Vice President of Technical Services for AMICAS, Inc. (formerly VitalWorks Inc.) and from March 1986 to October 1997 served as General Manager of Commercial Computers, Inc., a medical software company. Mr. Campbell graduated from DeVry Institute of Technology.

J. Miguel Fernandez de Castro has been our Senior Executive Vice President and Chief Financial Officer since March 2009. Mr. Fernandez de Castro manages the finance and treasury functions. Mr. Fernandez de Castro was Senior Vice President and Chief Financial Officer of TurboChef Technologies, Inc. from October 2007 to February 2009, and Vice President of Finance and Controller from April 2004 to February 2009. From October 2003 to February 2004, Mr. Fernandez de Castro served as the Controller of PracticeWorks, Inc. and served as Director of Financial Reporting from August 2000 until its acquisition by The Eastman Kodak Company in October 2003, during which time PracticeWorks was a publicly-traded company. Mr. Fernandez de Castro served as Manager of Financial Reporting of AMICAS, Inc. (formerly VitalWorks Inc.) from August, 2000 until the completion of the spin-off of PracticeWorks, Inc. in March 2001. Mr. Fernandez de Castro began his career in the audit services group of BDO Seidman, LLP, which provides assurance, tax, financial advisory and consulting services. Mr. Fernandez de Castro is a Certified Public Accountant and a member of the Georgia Society of CPAs. Mr. Fernandez de Castro received a B.A. in Economics and Spanish and a Masters in Accounting from the University of North Carolina at Chapel Hill.

Kevin J. Kozlowski has been our Chief Information Officer since July 2008. Mr. Kozlowski oversees our information systems, architecture and infrastructure and has more than 25 years of experience in the healthcare information technology industry. From July 2007 to July 2008, Mr. Kozlowski served as Chief Technology Officer of 360Imaging, Inc. From October 2003 to June 2007, Mr. Kozlowski served as Vice President, Research and Development at Kodak Dental Systems, a dental products company, and from March 2001 to October 2003 at PracticeWorks, Inc. Mr. Kozlowski was Vice President of Research and Development for the Dental Division of AMICAS, Inc. (formerly VitalWorks Inc.) from December 1999 until the completion and spin-off of PracticeWorks, Inc. in March 2001. Mr. Kozlowski was President and founder of Human Touch Software from 1984 to December 1999, where he was the lead developer of the PatientBase dental practice management system. Mr. Kozlowski received a B.S. in computer science from California State University at Sacramento.

Crystal B. Patmore has been our Executive Vice President since March 2009. Ms. Patmore oversees our global human resources functions and is also responsible for our risk management and compliance functions. From December 2003 to February 2009, Ms. Patmore served as Vice President of Human Resources and Director of Business Development for TurboChef Technologies, Inc. From March 2001 to October 2003, Ms. Patmore was the Controller at PracticeWorks, Inc. From 1997 to March 2001, Ms. Patmore served as the Accounting Manager at AMICAS, Inc. (formerly VitalWorks Inc.). Ms. Patmore started her career at International Computer Solutions and American Medcare. Ms. Patmore holds a B.B.A. in accounting from Georgia State University.

Clare Y. Arguedas has been our Executive Vice President, General Counsel and Secretary since February 2010. Ms. Arguedas manages the legal affairs of the Company. Prior to joining ExamWorks, Ms. Arguedas was an attorney at the law firm of Paul Hastings LLP from September 2006 to February 2010. Ms. Arguedas has been named a Leading Lawyer for Business by Chambers USA. Ms. Arguedas received a B.A. from the University of Pennsylvania and a J.D. from Emory University School of Law.

PROPOSALS BY HOLDERS OF COMMON STOCK

Stockholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the Company’s proxy materials to be distributed in connection with the 2015 Annual Meeting of Stockholders must submit their proposals so that they are received at the Company’s principal executive offices no later than the close of business on December 26, 2014. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

In accordance with the Bylaws, in order to be properly brought before the 2015 Annual Meeting, a stockholder’s notice of the matter the stockholder wishes to present, or the person or persons the stockholder wishes to nominate as a director, must be delivered to, or mailed and received by the Company’s General Counsel and Secretary, Clare Arguedas, at the Company’s principal executive offices no less than 60 days, and no more than 90 days before the one year anniversary of the date of the prior years’ annual meeting; provided, however, that if the date of the 2015 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 60th day prior to such annual meeting, or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made. As a result, any notice given by a stockholder pursuant to these provisions of the Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than March 7, 2015, and no later than April 6, 2015, unless the Company’s annual meeting date in 2015 is more than 30 days before or more than 60 days after June 5, 2015.

To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in the Bylaws. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about the requirements imposed by the Bylaws and SEC regulations. The Company will not consider any proposal or nomination that does not meet the Bylaws’ requirements and the SEC’s requirements for submitting a proposal or nomination.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Only one copy of the proxy materials (including the notice and/or this Proxy Statement and annual report on Form 10-K) is being delivered to multiple beneficial stockholders who share an address, unless the Company or its authorized agents have received contrary instructions from any such stockholder. These documents are available on the Company’s Website. In addition, the Company will deliver promptly, upon written or oral request, a separate copy of the proxy materials and all other enclosed documents to any stockholder to which a single copy was delivered at a shared address. Any instructions to receive a separate copy of such mailings in the future, or request to receive a copy of this Proxy Statement or enclosed documents, may be made in writing to the Company’s General Counsel and Secretary, Clare Arguedas, at the offices of the Company, 3280 Peachtree Road NE, Suite 2625, Atlanta, GA 30305, 1-855-314-0916. If multiple beneficial stockholders who share an address are currently receiving multiple copies of the proxy materials (including the notice and/or this Proxy Statement and annual report on Form 10-K), any instructions to receive a single copy of the materials at the address may be made using the contact information and instructions in the previous sentence.

If you are a beneficial holder and have previously provided a broker with permission to receive only one copy of the proxy materials at a shared address, you must provide any revocation of such permission to that broker.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. PLEASE BE SURE TO VOTE BY INTERNET, CALL IN YOUR INSTRUCTIONS OR REQUEST A PAPER PROXY CARD TO COMPLETE, SIGN AND RETURN BY MAIL SO THAT YOUR SHARES MAY BE RECORDED AND COUNTED.

By Order of the Board of Directors, Richard E. Perlman Executive Chairman

April 25, 2014

ExamWorks

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M74286-P53191 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EXAMWORKS GROUP, INC.

The Board of Directors recommends you vote FOR election of the following Class I director nominees to the Board of Directors.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee, mark "For All Except" and write the number of the nominee on the line below.

____

1. **Nominees:**

01) J. Thomas Presby
02) David B. Zenoff

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: The proxies will vote in their discretion regarding such other business as may properly come before the meeting.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M74287-P53191

EXAMWORKS GROUP, INC.
Annual Meeting of Stockholders
June 5, 2014 10:00 a.m.
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) J. Miguel Fernandez de Castro and Clare Arguedas, or either of them, as proxies, each with the power to appoint (**his/her**) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ExamWorks Group, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. Eastern Time on June 5, 2014, at the ExamWorks Global Corporate Headquarters, located at 3280 Peachtree Road NE, Suite 2625, Atlanta, GA 30305, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, but this card is signed, this proxy will be voted in accordance with the Board of Directors' recommendations, and in the discretion of the proxies with respect to such other business as may properly come before the meeting.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side